SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )

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(Name of Registrant as Specified in Its Charter)

Novavax, Inc.

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NOVAVAX, INC.

NOTICE OF THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD APRIL 26, 2006

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Novavax, Inc., a Delaware corporation (the “Company”), will be held on Wednesday, April 26, 2006 at 10:00 a.m. local time at The Army and Navy Club, 901 17th Street, N.W., Washington, D.C. 20006 (the “Meeting”) for the purpose of considering and voting upon the following matters:
1.	To elect three directors as Class II directors to serve on the Board of Directors for a three-year term expiring at the 2009 Annual Meeting of Stockholders; and

2.	To transact such other business as may properly come before the Meeting or any adjournment thereof.
     The Board of Directors has no knowledge of any other business to be transacted at the Meeting.
     The Board of Directors has fixed the close of business on Friday, March 10, 2006 as the record date for the determination of stockholders entitled to notice of and to vote at the Meeting and any adjournments thereof.
     A copy of the Company’s Annual Report to Stockholders for the fiscal year ended December 31, 2005, which contains financial statements and other information of interest to stockholders, accompanies this Notice and the attached Proxy Statement.

By Order of the Board of Directors

David A. White, Secretary
March 23, 2006
WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE PROMPTLY VOTE VIA THE INTERNET OR TELEPHONE AS PER THE INSTRUCTIONS ON THE ENCLOSED PROXY OR COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE. NO POSTAGE NEED BE AFFIXED IF THE PROXY IS MAILED IN THE UNITED STATES.

NOVAVAX, INC.
508 Lapp Road
Malvern, Pennsylvania 19355

PROXY STATEMENT
For the Annual Meeting of Stockholders
To Be Held April 26, 2006

     This Proxy Statement is being furnished in connection with the solicitation of proxies by the Board of Directors of Novavax, Inc. (“Novavax” or the “Company”) for use at the Annual Meeting of Stockholders to be held on Wednesday, April 26, 2006 at 10:00 a.m. local time at The Army and Navy Club, 901 17th Street, N.W., Washington, D.C. 20006 and at any adjournments thereof (the “Meeting”). The Notice of Meeting, this Proxy Statement, the enclosed proxy and the Company’s Annual Report to Stockholders for the fiscal year ended December 31, 2005 are being mailed to stockholders on or about March 23, 2006.
VOTING PROCEDURE AND QUORUM
     The Board of Directors has fixed March 10, 2006 as the record date to determine the stockholders entitled to receive notice of and to vote at the Meeting (the “Record Date”). The only class of stock of the Company entitled to vote at the Meeting is its common stock, $.01 par value (the “Common Stock”). Only the record holders of shares of Common Stock at the close of business on the Record Date may vote at the Meeting. On the Record Date, there were 53,010,209 shares of Common Stock outstanding and entitled to be voted. Each share entitles the holder to one vote on each of the matters to be voted upon at the Meeting. A stockholder may vote by mail, Internet or telephone as directed by the enclosed proxy.
     All properly executed proxies will be voted in accordance with the instructions of the stockholder. If no contrary instructions have been indicated, the proxies will be voted in favor of the nominees named in Proposal I below. The Board of Directors knows of no other matters to be presented for consideration at the Meeting.
     Stockholders may revoke proxies at any time before they are exercised at the Meeting by (a) signing and submitting a later-dated proxy to the Secretary of the Company, (b) delivering written notice of revocation to the Secretary of the Company, or (c) voting in person at the Meeting. Attendance at the Meeting will not itself be deemed to revoke a proxy unless the stockholder gives affirmative notice at the Meeting that the stockholder intends to revoke the stockholder’s proxy and vote in person.
     The presence in person or by proxy of the holders of a majority of the shares of Common Stock issued and outstanding on the Record Date and entitled to vote is required to constitute a quorum at the Meeting. If a quorum is not present, the stockholders entitled to vote who are present in person or represented by proxy at the Meeting have the power to adjourn the Meeting until a quorum is present, without notice other than an announcement at the Meeting and so long as such adjournment is less than 30 days and a new record date is not fixed. At any adjourned meeting at which a quorum is present, any business may be transacted that might have been transacted at the Meeting as originally scheduled. Abstentions and broker non-votes will count in determining whether a quorum is present at the Meeting. A broker non-vote occurs when a broker or other nominee holds shares represented by a proxy and has not received voting instructions with respect to a particular item and does not have discretionary authority to vote such shares.

PROPOSAL I — ELECTION OF CLASS II DIRECTORS
     Pursuant to the Company’s Amended and Restated Certificate of Incorporation, the Company’s Board of Directors may consist of no fewer than three directors, with the specific number to be authorized by the Board of Directors from time to time at its discretion. The Board of Directors is presently authorized to consist of seven members. Dr. Lazarus will be retiring from the Board effective as of the Meeting. Dr. James B. Tananbaum has been nominated by the Board for election as a Class II director to replace Dr. Lazarus.
     The members of the Company’s Board of Directors are divided into three classes, designated Class I, Class II and Class III, each serving staggered three-year terms. The terms of the Class II directors expire at the Meeting. The terms of the Class III and Class I directors will expire at the 2007 and 2008 Annual Meetings of Stockholders, respectively. A director of any class who is elected by the Board of Directors to fill a vacancy resulting from an increase in the number of directors holds office for the remaining term of the class to which he or she is elected. A director who is elected by the Board to fill a vacancy arising in any other manner holds office for the remaining term of his or her predecessor. Directors elected by the stockholders at an annual meeting to succeed those whose terms expire at such meeting are of the same class as the directors they succeed and are elected for a term to expire at the third annual meeting of stockholders after their election and until their successors are duly elected and qualified.
     In the event of any increase or decrease in the authorized number of directors, the newly created or eliminated directorships must be apportioned by the Board among the three classes so as to ensure that no one class has more than one director more than any other class. However, no existing director may be reclassified from one class to another and, therefore, the number of directors in each class may become temporarily imbalanced.
     Three directors are to be elected at the Meeting. The Board of Directors, by all of its independent directors, has designated Mr. Evans and Mr. Marsh as nominees for reelection as Class II directors of the Company at the Meeting and has designated Dr. Tananbaum as a nominee for election as a Class II director of the Company at the Meeting. The remaining current Class II director, Dr. Lazarus, is retiring from the Board, as noted above, in accordance with the Company’s policy not to re-nominate a director for re-election if such director has served ten years as a director. Mr. Marsh was also scheduled to retire as of the Meeting since he has served ten years as a director of the Company and is over 75 years of age. At the request of the Nominating and Corporate Governance Committee and the independent directors of the Board of Directors, Mr. Marsh has agreed to stand for reelection. The Company is required by Nasdaq rules to have a majority of independent directors on its Board and three current directors are not considered independent by such rules. Therefore, if Mr. Marsh were to retire at the Meeting, the Company would not be in compliance with such rules.
     If elected, such nominees will serve until the expiration of their terms at the 2009 Annual Meeting of Stockholders and until their successors are elected and qualified. The nominees have consented to being named in this Proxy Statement and to serve if elected. The Board of Directors has no reason to believe that any nominee will be unable to serve if elected. If any nominee becomes unavailable to serve as a director, the persons named as proxies in the accompanying proxy may vote the proxy for a substitute nominee.
     The election of directors requires the affirmative vote of a plurality of the votes cast by stockholders entitled to vote at the Meeting. Accordingly, abstentions, broker non-votes and votes withheld for a nominee will not have any effect on the election of a director.
THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE
FOR THE ELECTION OF THE NOMINEES.

Members of the Board of Directors
     The following table provides certain information with respect to the directors of the Company. Comparable information regarding the executive officers of the Company is provided in the Company’s Annual Report on Form 10–K.
Nominees for Class II Director

		Director	Principal Occupation, Other Business
Name	Age	Since	Experience and Other Directorships

Gary C. Evans	48	1998	Chairman of the Board of Directors of Novavax since April 2005. Chairman of Global Hunter Energy, LLC, and Wind Hunter, LLC, a wind turbine electric generating company, since 2005. President and Chief Executive Officer of Magnum Hunter Resources, Inc., an oil and gas exploration and production company, from 1995 to 2004, Chairman of the Board of Directors until October 2004, and Chief Executive Officer of its predecessor, Hunter Resources, Inc., from 1985 to 1995. Currently a trustee of TEL Offshore Trust, a publicly traded oil and gas trust.

John O. Marsh, Jr.	79	1991	Visiting Professor, George Mason University, since 2001. Visiting Professor, Virginia Military Institute, 1998. Interim Chief Executive Officer of Novavax from July 1996 to March 1997 and Chairman of the Board of Directors from July 1996 to February 1997. Secretary of the Army from 1981 to 1989. Counselor with Cabinet rank to the President of the United States from 1974 to 1977. Assistant for National Security Affairs to Vice President of the United States, 1974. Assistant Secretary of Defense from 1973 to 1974. U.S. Representative in Congress from 1963 to 1971.

James B. Tananbaum, M.D.	42	N/A	Managing Director of Prospect Venture Partners, a venture capital firm, since 2000. Chief Executive Officer of Theravance, Inc., a biopharmaceutical company, from 1997 to 2000. Managing Director of Sierra Ventures, a venture capital firm, from 1993 to 1997. Senior Product Manager of Merck & Company, Inc. from 1991 to 1993. Currently a director of Critical Therapeutics, Inc.

Directors Continuing as Class III Directors

		Director	Principal Occupation, Other Business
Name	Age	Since	Experience and Other Directorships

Mitchell J. Kelly	46	1997	Chairman of the Board, Chief Executive Officer and Managing Member of Anaconda Capital Management, L.L.C., an investment management firm, since 1995, and in various capacities with affiliates of Anaconda Capital since 1993. President and Chief Executive Officer of Novavax from September 2002 to August 2003 and from September 1998 to May 1999.

Michael A. McManus, Jr.	63	1998	President, Chief Executive Officer and Director of Misonix, Inc., a medical, scientific and industrial provider of ultrasonic and air pollution systems, since 1998. President and Chief Executive Officer of N.Y. Bancorp from 1990 to 1998. Assistant to the President of the United States from 1982 to 1985. Currently a director of L Q Corporation, Inc., NWH, Inc. and American Home Mortgage Holdings, Inc.
Directors Continuing as Class I Directors

		Director	Principal Occupation, Other Business
Name	Age	Since	Experience and Other Directorships

Denis M. O’Donnell, M.D.	52	1998	Managing Director of Seaside Capital, Inc. since August 2005. Chairman of the
			Board of Directors of Novavax from May 2000 to April 2005. Chief Executive Officer and President of Molecular Diagnostics, Inc. from February 2004 to August 2005. General Partner at Seaside Partners, L.P., a private equity firm, from 1997 to 2003. Vice Chairman of the Board of Directors of Novavax from 1999 to 2000. Senior Advisor to Novavax from 1997 to 1998. President of Novavax from 1995 to 1997. Vice President, Business Development of Novavax from 1992 to 1995. Currently a director of Columbia Laboratories, Inc. and ELXSI Corporation.

Rahul Singhvi	41	2005	President, Chief Executive Officer and director of Novavax since August 2005. Senior Vice President and Chief Operating Officer of Novavax from April 2005 to August 2005 and Vice President – Pharmaceutical Development and Manufacturing Operations from April 2004 to April 2005. For ten years prior to joining the Company, served in several positions with Merck & Co., culminating as Director with the Merck Manufacturing Division from 1999 to 2004.

Retiring Director

J. Michael Lazarus, M.D.	68	1995	Chief Medical Officer and Senior Vice President of Fresenius Medical Care North America since 1996. Associate Professor of Medicine at Harvard Medical School since 1979.

     There are no family relationships among any of the directors or executive officers (or any nominee therefor) of Novavax. No director, executive officer, nominee or any associate of any of the foregoing has any interest, direct or indirect, in any proposal to be considered and acted upon at the Meeting (other than the election of directors).
     The Company has agreed with two institutional investors, KPCB Holdings, Inc. and Prospect Venture Partners III, L.P., that each such investor shall have the right to recommend one nominee to the Board of Directors. Dr. Tananbaum has been recommended by Prospect Venture Partners and approved by the Nominating and Corporate Governance Committee and the independent directors of the Board of Directors. The Company expects that KPCB Holdings will recommend a nominee shortly who will then be considered by the Nominating and Corporate Governance Committee and the independent directors of the Board of Directors.
Board of Directors and Committee Information
     The Board of Directors has determined that, with the exception of Drs. Singhvi and O’Donnell and Mr. Kelly, each of whom is currently or was within the last three fiscal years an employee or executive officer of the Company, all of the members of the Board are “independent” directors, as that term is defined in Rule 4200(a)(15) of the listing standards of the National Association of Securities Dealers (the “NASD”).
     The Board of Directors met 24 times during 2005 and acted by written consent in lieu of a meeting once; in addition, the non-employee directors met once in executive session during the same period. Each of the directors attended at least 75% of the aggregate of the total number of meetings of the Board of Directors they were eligible to attend and the total number of meetings held by all committees on which they served, except for Susan Bayh, a former director who resigned in July 2005.
     The Board of Directors of Novavax currently has four standing committees: a Compensation Committee, an Audit Committee, a Nominating and Corporate Governance Committee and a Government Relations Committee. In addition to the descriptions below, please refer to the “Report of the Compensation Committee” and “Report of the Audit Committee” included in this Proxy Statement.
     Compensation Committee
     The Compensation Committee, whose current members are Dr. Lazarus (Chairman), Dr. O’Donnell and Mr. Marsh, reviews and recommends salaries and other compensatory benefits for the employees, officers and directors of Novavax. The Compensation Committee also administers the equity incentive plans of the Company, pursuant to which the committee recommends stock option grants and other awards for executive officers, key employees and directors of Novavax and its subsidiaries. During 2005, the Compensation Committee met 12 times. During 2005, Mr. Walker also served on the committee until his retirement from the Board of Directors in May 2005, Ms. Bayh served on the committee until her resignation from the Board of Directors in July 2005, and Mr. Kelly served on the committee from May 2005 until his reassignment to the Audit Committee in August 2005. Dr. O’Donnell and Mr. Marsh began serving on the committee in May 2005 and August 2005, respectively.
     The Compensation Committee acts pursuant to a written charter, a copy of which is posted on the Company’s website at www.novavax.com.
     Audit Committee
     The Audit Committee currently consists of Messrs. McManus (Chairman), Evans and Kelly, each of whom is a non-employee director and each of whom qualifies as independent under NASD rules and regulations and Rule 10A-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), except for Mr. Kelly who, by virtue of his employment as President and Chief Executive Officer of Novavax from September 2002 through August 2003 and the payment of compensation by the Company in August 2004 for certain services performed by Mr. Kelly in connection with a financing, does not satisfy NASD independence rules. However, the Board has determined that Mr. Kelly’s service on the Audit Committee is required by the best interests of the Company and its stockholders and, therefore, Mr. Kelly will serve on such committee for two years (or until his earlier removal or resignation) as permitted by NASD Rule 4350(d)(2). During 2005, Mr. Marsh also served on the Audit Committee until his reassignment to the Company’s Compensation Committee in August 2005; Mr. Kelly began serving on the Audit Committee at the time of Mr. Marsh’s reassignment. The Audit Committee met six times during the 2005 fiscal year.
     The Board has determined that Mr. McManus qualifies as the committee’s “audit committee financial expert” as that term is defined by the rules and regulations of the Securities and Exchange Commission, and is financially sophisticated as required by the listing standards for The Nasdaq Stock Market.
     The Audit Committee acts pursuant to the Audit Committee Charter as adopted by the Board. A copy of the charter is available on the Company’s website at www.novavax.com. The Audit Committee reviews and evaluates the charter annually to ensure its adequacy and accuracy, and is charged with performing an annual self-evaluation with the goal of continuing improvement.
     The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the work of the Company’s independent registered public accounting firm. To this end, the committee meets with the Company’s independent registered public accounting firm to discuss the scope and results of its examination and reviews the financial statements and reports contained in the Company’s periodic and other filings. The Audit Committee also reviews the adequacy and efficacy of the Company’s accounting, auditing and financial control systems, as well as the Company’s disclosure controls and procedures; monitors the adequacy of the Company’s accounting and financial reporting processes and practices; and considers any issues raised by its members, the Company’s independent registered public accounting firm, and the Company’s employees. To assist in carrying out its duties, the Audit Committee is authorized to investigate any matter brought to its attention, retain the services of independent advisors (including legal counsel, auditors and other experts), and receive and respond to concerns and complaints relating to accounting, internal accounting controls and auditing matters.
     Nominating and Corporate Governance Committee
     The Nominating and Corporate Governance Committee (the “Governance Committee”) consists of Messrs. Evans (Chairman), Marsh and McManus and Dr. Lazarus, each of whom qualifies as independent under NASD rules and regulations. The Governance Committee met five times during 2005. Former members of the committee who served during 2005 include Mr. Walker and Ms. Bayh, both of whom no longer serve on the Board.
     The Governance Committee acts pursuant to a written charter, a copy of which is available on the Company’s website at www.novavax.com. As provided in the charter, the primary function of the Governance Committee is to assist the Board in fulfilling its responsibilities by: reviewing and making recommendations to the Board regarding the Board’s size, structure and composition; establishing criteria for Board membership; identifying and evaluating candidates qualified to become members of the Board, including candidates proposed by stockholders; selecting, or recommending for selection, director nominees to be presented for approval at the annual meeting of stockholders and to fill vacancies on the Board; evaluating Company policies relating to the recruitment of Board members; developing and recommending to the Board corporate governance policies and practices applicable to the Company; monitoring compliance with the Company’s Code of Business Conduct and Ethics; and handling such other matters as the Board or committee deems appropriate. The Governance Committee’s goal is to contribute to the effective representation of the Company’s stockholders and to play a leadership role in shaping the Company’s corporate governance.
     As noted above, it is the Governance Committee’s responsibility to review and evaluate director candidates, including candidates submitted by stockholders. In performing its evaluation and review, the Governance Committee does not differentiate between candidates based on the proposing constituency, but rather applies the same criteria to each candidate.

     Nomination Procedures
     Stockholders who wish to nominate qualified candidates to serve as directors of the Company may do so in accordance with the procedures set forth in the Company’s Amended and Restated By-laws (the “By-laws”), which procedures did not change during the last fiscal year. As set forth in the By-laws, a stockholder must notify the Company in writing, by notice delivered to the attention of the Secretary of the Company at the address of the Company’s principal executive offices, of a proposed nominee. In order to ensure meaningful consideration of such candidates, notice must be received not less than 60 days nor more than 90 days prior to the meeting. However, if the Company does not give notice or make public disclosure of the date of the meeting at least 70 days’ prior to the meeting date, notice will be considered timely if it is received no later than the close of business on the 10th day following the date on which such notice was given or public disclosure was made (whichever occurred first).
     The notice must set forth as to each proposed nominee:
•	name, age, business address and, if known, residence address,

•	his or her principal occupation or employment,

•	the number of shares of stock of the Company, if any, which are beneficially owned by such nominee, and

•	any other information concerning the nominee that must be disclosed as to nominees in proxy solicitations pursuant to applicable law.
     The notice must also set forth with respect to the stockholder giving the notice:
•	the name and address, as they appear on the Company’s books, of such stockholder, and

•	the number of shares of the Company that are owned by such stockholder.
     The Company may require any proposed nominee to furnish such other information as may reasonably be required to determine the eligibility of the nominee to serve as a director. Submissions received through this process will be forwarded to the Governance Committee for review.
     When considering candidates, the Governance Committee strives to achieve a balance of knowledge, experience and achievement such that the Company’s Board reflects a broad range of talent, age, skill and expertise. While there are no set minimum requirements, a candidate should:
•	be intelligent, thoughtful and analytical,

•	possess superior business-related knowledge, skills and experience,

•	reflect the highest integrity, ethics and character,

•	have excelled in both academic and professional settings,

•	demonstrate achievement in his or her chosen field,

•	be free of actual or potential conflicts of interest,

•	have the ability to devote sufficient time to the business and affairs of the Company, and

•	demonstrate the capacity and desire to represent the best interests of the Company’s stockholders as a whole.
     In addition to the above criteria (which may be modified from time to time), the Governance Committee may consider such other factors as it deems in the best interests of the Company and its stockholders and that may enhance the effectiveness and responsiveness of the Board and its committees. Finally, the Governance Committee must consider a candidate’s independence to make certain that the Board includes at least a majority of “independent” directors so as to satisfy all applicable independence requirements, as well as a candidate’s financial sophistication and special competencies.
     The Governance Committee identifies potential candidates through referrals and recommendations, including by incumbent directors, management and stockholders, as well as through business and other organizational networks. To date, the Governance Committee has not retained or paid any third party to identify or evaluate, or assist in identifying or evaluating, potential director nominees, although it reserves the right to engage executive search firms and other third parties to assist in finding suitable candidates.
     Current members of the Board with the requisite skills and experience are considered for re-nomination, balancing the value of the member’s continuity of service with that of obtaining a new perspective, and considering each individual’s contributions, performance and level of participation, the current composition of the Board, and the Company’s needs. The Governance Committee also must consider the age and length of service of incumbent directors: in March 2005 the committee recommended to the Board, and the Board adopted, a rule not to re-nominate a director for re-election if such director has served ten years as a director or has reached 75 years of age. If any existing members do not wish to continue in service or if it is decided not to re-nominate a director, new candidates are identified in accordance with those skills, experience and characteristics deemed necessary for new nominees, and are evaluated based on the qualifications set forth above. In every case, the Governance Committee meets (in person or telephonically) to discuss each candidate, and may require personal interviews before final approval. Once a slate is selected, the Governance Committee presents it to the full Board.
     Government Relations Committee
     The Government Relations Committee was established and approved by the Board of Directors in November 2005. Its members are Messrs. Marsh (Chairman) and McManus and Drs. O’Donnell and Singhvi. The purpose of the Government Relations Committee is to assist management of the Company with respect to government funding of its vaccine projects and to assist management with the education of state and federal executive and legislative branches of government regarding the Company’s programs. The Government Relations Committee met once in 2005.
Stockholder Communications
     The Board welcomes communications from stockholders and has adopted a procedure for receiving and addressing such communications. Stockholders may send written communications to the entire Board or individual directors, addressing them to Novavax, Inc., 508 Lapp Road, Malvern, Pennsylvania 19355, Attention: Secretary. Communications by e-mail should be addressed to ir@novavax.com and marked “Attention: Secretary” in the “Subject” field. All such communications will be forwarded to the full Board of Directors or to any individual director or directors to whom the communication is directed unless the communication is clearly of a marketing nature or is unduly hostile, threatening, illegal, or similarly inappropriate, in which case the Company has the authority to discard the communication or take appropriate legal action.
     Recognizing that director attendance at the Company’s annual meetings of stockholders can provide stockholders with an opportunity to communicate with members of the Board, Novavax strongly encourages (but does not require) members of the Board to attend such meetings. All of the directors then in office attended the 2005 Annual Meeting of Stockholders, except for Susan Bayh, a former director.
Director Compensation
     Cash Compensation
     Each director not employed by Novavax and not serving on a committee receives an annual retainer of $10,000; the chairs of the Audit, Compensation, Governance and Government Relations Committees receive annual retainers of $20,000, $15,000, $15,000 and $20,000, respectively; and non-employee directors serving on one or more committees receive an annual retainer of $12,000. Annual retainers are paid quarterly.
     Each non-employee director also receives $1,500 for each meeting of the Board of Directors he or she attends in person and $750 for each meeting attended telephonically. In addition, each committee member not employed by Novavax receives $500 per committee meeting attended in person and $250 for each meeting attended telephonically, except that the chair of each committee receives $1,000 per committee meeting attended in person and $500 for each meeting attended telephonically. In all cases, no fees are paid for telephonic meetings of the

Board or any committee thereof lasting less than 30 minutes. Directors are also reimbursed by the Company for reasonable costs and expenses incurred for attending Board and committee meetings.
     No other cash compensation was paid to the directors for their services to the Company as directors during 2005. For information relating to shares of the Company owned by each of the directors and options and stock awards granted to such directors, see “Beneficial Ownership of Common Stock” below. For information concerning the compensation of directors who are also officers of the Company, see “Executive Compensation” below.
     Stock Incentive Plans
     In May 2005, stockholders approved the adoption of the Novavax, Inc. 2005 Stock Incentive Plan (the “2005 Plan”) in response to the pending expiration of the Company’s 1995 Stock Option Plan (the “1995 Plan”) and to better address the Company’s changing business needs. The 2005 Plan is administered by the Compensation Committee under delegation by the Board of Directors and provides for the grant to employees, officers and directors of, as well as consultants and advisors to, the Company, its parents and subsidiaries of stock options (non-statutory and incentive), restricted stock awards, stock appreciation rights and restricted stock units.
     In May 2005, the Board of Directors adopted the recommendation of the Compensation Committee and approved the grant to each director not employed by the Company of a non-statutory option under the 2005 Plan, effective May 4, 2005, to purchase 15,000 shares of the Company’s Common Stock at an exercise price of $1.48, the closing price of the Common Stock on the effective date. Such grants fully vested and were exercisable in full on November 4, 2005, six months from the date of grant.
     In addition to the option grants noted above made to all non-employee directors, in July 2005 Mr. Evans was granted certain options and awarded certain restricted stock as compensation for his service as Chairman of the Board of Directors. Specifically, Mr. Evans was (i) awarded 50,000 shares of restricted Common Stock under the 2005 Plan that became fully vested and subject to no further restrictions as of October 1, 2005, and (ii) granted non-statutory options under the 2005 Plan to purchase an aggregate 310,000 shares of Common Stock. Such 310,000 options vest (a) as to 35,000 shares, on the six month anniversary of the date of grant, (b) as to an aggregate 150,000 shares, when the market capitalization of the Company reaches each of $150 million, $250 million and $350 million (50,000 shares to vest when each such milestone is reached), (c) as to 50,000 shares, when $35 million of convertible notes made by the Company in favor of certain institutional investors have been fully repaid or redeemed, and (d) as to 75,000 shares, when a change in control of the Company has occurred.
     In February 2006, the Board of Directors adopted the recommendation of the Compensation Committee and approved the grant to each director not employed by the Company of a non-statutory option under the 2005 Plan, effective February 17, 2006, to purchase 15,000 shares of the Company’s Common Stock in the case of all directors other than the Chairman of the Board, and 50,000 shares of the Company’s Common Stock in the case of Mr. Evans, in each case at an exercise price of $4.60, the closing price of the Common Stock on the effective date. Such grants will vest and be exercisable in full on August 17, 2006, six months from the date of grant.
     For information on a grant of 50,000 shares of restricted Common Stock to Dr. O’Donnell, please see “Certain Relationships and Related Transactions” below. For information on the grant of 250,000 shares of restricted Common Stock to Nelson Sims, former President, Chief Executive Officer and director of the Company, see the Report of the Compensation Committee and the “Employment Contracts and Change of Control Provisions” below.
     Directors also were eligible to receive option grants under the 1995 Plan and the Novavax, Inc. 1995 Director Stock Option Plan, which plan provided for the grant to directors of options to purchase an aggregate 500,000 shares of the Company’s Common Stock, all of which options have been granted.
Compensation Committee Interlocks and Insider Participation
     Dr. Lazarus has served on the Compensation Committee since March 2004; Mr. Walker served until his retirement from the Board in May 2005; Ms. Bayh began serving in October 2004 and served until her resignation from the Board in July 2005; Dr. O’Donnell began serving in May 2005; Mr. Kelly began serving in May 2005 until his reassignment to the Audit Committee in August 2005; and Mr. Marsh began serving in August 2005 upon Mr. Kelly’s reassignment. None of the members of the Compensation Committee was at any time during 2005 an officer or employee of Novavax or any subsidiary, except for Dr. O’Donnell, who served as Chairman of the Board of Directors of the Company until April 2005. For information on shares awarded to Dr. O’Donnell by Novavax in 2005, see “Certain Relationships and Related Transactions” below. Prior to 2005, Mr. Marsh served as interim Chief Executive Officer of the Company from July 1996 to March 1997 and Mr. Kelly served as President and Chief Executive Officer from September 2002 to August 2003 and from September 1998 to May 1999.
     No executive officer of the Company currently serves, or during 2005 served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of the Company’s Board of Directors or Compensation Committee.
Section 16(a) Beneficial Ownership Reporting Compliance
     Section 16(a) of the Exchange Act requires the Company’s directors, executive officers and holders of more than 10% of the Company’s Common Stock to file with the Securities and Exchange Commission and the Nasdaq National Market initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Based solely on a review of the copies of such reports (and any amendments thereto) furnished to the Company during or with respect to 2005 or written representations that no reports were required, the Company believes that during 2005 its executive officers, directors and holders of more than 10% of the Company’s Common Stock complied with all Section 16(a) filing requirements, except that (i) each of Mr. Sims, former President of the Company, and Mr. Genge, Chief Financial Officer of the Company, filed a Form 4 relating to the grant of options to them by the Company three days late, (ii) Mr. Evans, Chairman of the Board of Directors, filed a Form 4 relating to two open market purchases of common stock of the Company one day late, (iii) Mr. Hage, Senior Vice President and Chief Operating Officer of the Company, filed the Form 3 to report his initial ownership late; and (iv) Dr. Lazarus, a director of the Company, filed a Form 4 late relating to a year-end exercise of options.
Certain Relationships and Related Transactions
     In March 2002, pursuant to the 1995 Plan, the Company approved the payment of the exercise price of options by two directors, Dr. O’Donnell and Mr. Kelly, through the delivery of full recourse, interest-bearing promissory notes in the amounts of $1,031,668 and $447,600, respectively, or an aggregate of $1,479,268. The borrowings accrue interest at 5.07% per annum and are secured by 166,667 and 95,000 shares of common stock, respectively, or an aggregate of 261,667 shares of Common Stock owned by the directors. The notes are payable upon the earlier to occur of the following: (a) payable in full upon the date on which the director ceases for any reason to be a director of the Company, (b) payable in part to the extent of net proceeds, upon the date on which the director sells all or any portion of the pledged shares, or (c) payable in full on March 21, 2007. In addition, during 2002, the Company executed a conditional guaranty of a brokerage margin account for Dr. O’Donnell in the amount of $500,000. Such margin debt has been repaid in full by Dr. O’Donnell and the Company’s guaranty has been cancelled and is no longer outstanding. In August 2005, the Company granted Dr. O’Donnell an award of 50,000 shares of Common Stock in connection with his separation from the Company as an employee.

REPORT OF THE COMPENSATION COMMITTEE
Compensation Committee
     The Compensation Committee (the “Committee”) is appointed by the Board of Directors of the Company to assist the Board with its responsibilities relating to the compensation of the Company’s employees, officers and directors and the development and administration of the Company’s compensation plans. The goal of the Committee is to support the development of compensation programs that achieve the strategic goals and objectives of the Company, attract, motivate and retain key executives critical to the success of the Company and align executive officers’ interests with the success of the Company.
     As set forth in its charter, the Committee’s authority and responsibilities include but are not limited to:
•	providing advice and guidance with respect to the Company’s compensation strategy and philosophy;

•	evaluating and providing recommendations regarding executive compensation programs tied to the strategic and financial objectives of the Company and which will motivate and incentivize executives by tying their compensation to the Company’s performance and stockholder returns;

•	reviewing and providing input on the goals and objectives relevant to the compensation of the Company’s Chief Executive Officer, annually evaluating the Chief Executive Officer’s performance, and recommending to the independent members of the Board the Chief Executive Officer’s total compensation package;

•	annually reviewing and making recommendations regarding senior management compensation; and

•	evaluating and making recommendations annually regarding the appropriate level and form of compensation for members of the Board and its committees.
     The Committee must consist of at least two members of the Board of Directors, each of whom shall be a “non-employee director” as defined by Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and an “outside director” as defined in Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). The Board appoints members to the Committee upon the recommendation of the Company’s Nominating and Corporate Governance Committee. A Committee member serves until the earlier of his or her resignation or removal or the election and qualification of such member’s successor.
     The Committee is tasked with meeting at least four times a year, and more frequently if necessary. It may request that any officer or employee of the Company, outside counsel or consultant attend Committee meetings or confer with any members of, or consultants to, the Committee. The Committee has sole authority for and may retain compensation consultants, as it deems appropriate, to assist the Committee with the performance of its duties and responsibilities, including sole authority to approve the fees and other retention terms for such consultants. The Committee is supported in its efforts by the Company’s human resources team, to which the Committee delegates authority for certain administrative functions.
Novavax Compensation Philosophy
     The philosophy underlying the Company’s compensation program is to be both market competitive and internally equitable, such that individuals are compensated at a level commensurate with their industry colleagues outside the Company in comparable positions and fairly when compared to their colleagues within the Company.
     With this philosophy and the objectives of the Company’s compensation programs in mind, the Company conducted an internal benchmark study to analyze the Company’s compensation programs and practices. This study involved an evaluation by the human resources team and functional Vice Presidents of each position at Novavax and a determination of each position’s category, based on an analysis of job description, according to a nationally recognized compensation survey. An analysis was then performed of the survey’s compensation data and Novavax’s compensation levels. The Committee decided to benchmark compensation for all Company positions to the 50th percentile of similarly size companies in the pharmaceutical/biotechnology industry as reported in a nationally recognized compensation database.

Compensation Components
     Traditionally and for 2005, the components of employee compensation at Novavax included (i) base salary, (ii) annual discretionary bonuses, and (iii) stock option or similar equity compensation grants (both for new hires and annual discretionary grants based upon Company and individual performance). Every employee at every level within the Company is eligible to receive bonuses and equity compensation awards.
     Base Salary
     In 2005, the Committee decided that base salaries should fall between the 25th and 75th percentile of the previously described national database for all employees. Base salary levels for the Company’s employees, therefore, are based on a review of compensation for competitive positions in the market; individual salaries within the permitted range reflect the employees’ job skills and experience, as well as judgments as to past and future contributions to the Company’s success. The companies whose compensation practices are used for benchmarking are not limited to the peer group listed in the stock performance chart, but include the full range of companies with which the Company believes it competes for executive talent. In light of the Company’s performance in 2004, the Board did not approve any salary increases for any officers at the level of Vice President and above in 2005, other than for officers who received promotions later in the year. Increases for all other employees, approved in February 2005, ranged from zero to 7% of current salaries. In February, 2006, the Board approved salary increases for officers at the level of Vice President and above that ranged from zero to 17% of current salaries. Increases for all other employees, also approved in February 2006, ranged from zero to 6% of current salaries.
     Bonuses
     Annual bonuses are tiered based upon the individual’s level in the Company, e.g. manager or individual contributor. In addition, for officers at the level of Vice President and above, there are additional bonus levels to reflect the relative importance of such positions and to reward individual performance at those levels.
     The Company determines annual bonuses for each employee based on a “performance factor” that takes into account each individual’s overall performance rating from his or her annual performance appraisal. Only employees whose overall performance rating was at or above a “meets expectations” rating were eligible for a bonus. Bonuses are prorated for employees who have been with the Company less than a full year. In light of the Company’s performance in 2004, no bonuses were awarded to officers at the level of Vice President and above in 2005 for performance in 2004. The range of bonuses awarded to employees at the director level and below in 2005 for performance in 2004 was zero to 15%. In February 2006, the Company awarded bonuses to officers at the level of Vice President and above for performance in 2005 in the range of zero to 60% of salary. The range of bonuses awarded to employees at the director level and below in 2006 for performance in 2005 was zero to 18%.
     Bonuses are designed to tie annual awards to Company and individual performance and motivate and reward employees for their contributions to Company performance. The Committee considers a number of factors in determining whether annual incentive awards should be paid, most importantly the achievement by the Company of specified strategic objectives and the achievement by employees of their individual objectives.
     For 2005, the strategic priorities for the Company against which performance was measured included but were not limited to:
•	Implementation of changes in Company direction to focus more on vaccines, especially seasonal and avian flu vaccines, including the hiring of key personnel, expansion of facility and focusing on government funding and support;

•	Restructuring the strategic direction of the Company by elimination of sales force and marketing operations and the related sale or licensing of the Company’s products;

•	Expansion of manufacturing operations to permit contract manufacturing;

•	Raising equity capital to support the Company’s initiatives;

•	Reducing of operating expenses;

•	Expansion of research and development product pipeline; and

•	Ensuring continued compliance with the Sarbanes-Oxley Act of 2002.
     Equity Compensation
     The granting of stock options has been analyzed and benchmarked to the 50th percentile of grants at comparable surveyed companies. Similarly, to base salary and bonus determinations, the Committee evaluates equity compensation awards at comparable companies both generally and for individual job categories. Based on this data, it develops target awards for each position within the Company for both initial and annual discretionary equity compensation grants. Deviations from the range may occur based on performance, and no individual is eligible to receive an award unless he or she receives at least a “meets expectations” performance rating in his or her annual performance appraisal.
     The primary goal of the equity compensation component is to align management and stockholder interests for the long-term enhancement of stockholder value. Each employee is consequently motivated to improve his or her performance in support of improved Company performance.
     As noted above, in selecting employees eligible to receive equity compensation grants and determining the size of such grants, the Committee reviews a variety of factors, including:
•	the job level of the employee,

•	grants awarded by competitors to employees at comparable job levels, and

•	past, current and prospective services rendered, or to be rendered, to the Company by the employee.
     The Company administers three plans under which stock options are or have been granted to eligible participants. The Novavax, Inc. 1995 Stock Option Plan provided for the grant of stock options – both incentive and non-statutory – to officers, employees, consultants and directors of the Company and any present or future subsidiaries to purchase a maximum of 9,000,000 shares of Common Stock. No new awards were made under the 1995 Stock Option Plan after approval of the 2005 Stock Incentive Plan, discussed below. The Company also administers the Novavax, Inc. 1995 Director Stock Option Plan, which provided for the issuance of up to 500,000 shares of Common Stock to directors of the Company, all of which options have been granted. Finally, the Company administers the Novavax, Inc. 2005 Stock Incentive Plan, which authorized an additional 2,000,000 shares of Common Stock for awards, and which was adopted in response to the expiration of the 1995 Stock Option Plan and to better address the Company’s changing business needs. The 2005 Stock Incentive Plan provides for the grant to employees, officers and directors of, as well as consultants and advisors to, the Company, its parents and subsidiaries of stock options (incentive and non-statutory), restricted stock awards, stock appreciation rights and restricted stock units.
     The exercise price for the options granted to employees to date has been equal to at least 100% of the fair market value per share on the date of grant, and the Committee intends to continue to fix the exercise price of option grants at no less than 100% of the fair market value per share on the date of grant. During 2005, the Committee awarded options for a total of 2,679,000 shares to all employees, including options to purchase 1,252,000 shares awarded to all individuals who served as executive officers of the Company during the year, and restricted stock awards in the amount of 301,352 shares in the aggregate.
Procedure
     The process of determining annual compensation packages begins in advance of the Committee’s first meeting in each new year. Prior to that meeting, the Company’s human resources team performs an analysis, considering the goals of market competitiveness and internal equity and for each position within the Company benchmarking current compensation against the 50th percentile of salary survey data, both for the industry and geographically. Once a budget is determined for the year, the Company determines which individuals are being paid outside the permissible range of the Company’s salary administration guidelines and evaluates individual performance against achievement of the Company’s and the individual’s strategic priorities. No adjustment is made if the individual did not receive the minimum required performance rating in his or her annual performance appraisal.

     Compensation packages for Vice Presidents and above are analyzed and discussed individually at the Committee’s first meeting. At this and subsequent meetings, the Committee may request additional information from the human resources team. Once the Committee has obtained all of the information it deems necessary, it forms recommendations for the full Board of Directors. These recommendations are then presented to the Board of Directors, and decisions regarding Chief Executive Officer and executive officer compensation are made by the independent members of the Board.
Chief Executive Officer Compensation
     Rahul Singhvi
     Dr. Singhvi became President, Chief Executive Officer and a director of the Company effective August 8, 2005. The criteria used to establish Dr. Singhvi’s initial compensation included, among other things, the compensation packages of executive officers of comparable companies of similar size in the specialty pharmaceutical industry and the factors described above for all employees.
     According to the employment agreement entered into with Dr. Singhvi in November 2005, Dr. Singhvi’s initial annual salary was $300,000. The Company agreed to annually review his and the Company’s performance and consider increases in his base compensation. In February 2006, Dr. Singhvi’s annual salary was increased to $350,000. In addition, the Company agreed to pay Dr. Singhvi a performance and incentive bonus in respect of his employment with the Company each year, payable the following year when bonuses are generally paid to executives, in an amount determined by the Board of Directors (or any committee of the Board of Directors authorized to make such determination) to be appropriate based upon his and the Company’s achievement of certain specified goals, with a maximum bonus of 60% of Dr. Singhvi’s base salary during 2005 and 100% of salary during 2006. The bonus is to be paid partly in cash and partly in shares of restricted stock, in the discretion of the Board of Directors. Dr. Singhvi was paid a bonus in February 2006 with respect to his 2005 performance in the amount of $180,000. He is also eligible for additional stock awards based upon performance and subject to the approval of the Board of Directors, and to participate in the Company’s Change of Control Severance Benefit Plan adopted August 10, 2005.
     The Company granted Dr. Singhvi (i) in February 2005, becoming effective in May 2005, in his capacity as Vice President – Pharmaceutical Development and Manufacturing Operations, a restricted stock award in the amount of 33,784 shares, and in February 2005 and March 2005, respectively, options to purchase 45,000 shares and 50,000 shares at exercise prices of $2.21 and $1.41, respectively, such options to vest one-third on each anniversary of the dates of grant, (ii) in May 2005 upon his promotion to Senior Vice President and Chief Operating Officer, options to purchase 30,000 shares at an exercise price of $1.48, such options to vest one-third on each anniversary of the date of grant, and (iii) in August 2005 upon his promotion to President, Chief Executive Officer and director, a restricted stock award in the amount of 125,000 shares, options to purchase 150,000 shares at an exercise price of $0.74, such options to vest one-third on each anniversary of the date of grant, and options to purchase 500,000 shares at an exercise price of $1.34, such options to vest as the Company meets certain market capitalization and other milestones.
     In February 2006, the Company granted Dr. Singhvi a restricted stock award in the amount of 50,000 shares that will vest as to one-third of such shares on each of the first three anniversaries of the date of grant, and options to purchase 100,000 shares at an exercise price of $4.60, such options to vest as the Company meets certain market capitalization and other milestones.
     Nelson M. Sims
     Nelson M. Sims was elected President and Chief Executive Officer of the Company effective August 2003 and resigned as President, Chief Executive Officer and director of the Company in August 2005. The criteria used to establish Mr. Sims’ initial compensation included, among other things, the compensation packages of executive officers of comparable companies of similar size in the specialty pharmaceutical industry and the factors described above for all employees. Pursuant to Mr. Sims’ employment agreement with the Company, he was entitled to receive an initial base salary of $400,000, subject to merit-based increases commencing January 1, 2005. In addition, he was entitled to receive performance and incentive bonuses, in respect of his employment with the Company from his date of hire through December 31, 2004, payable on or before March 31, 2005, in an amount to be determined by the Board or any committee thereof authorized to make such determination. Mr. Sims’ employment agreement specified that such bonus would be based on his achievement of certain specified goals, and be at least $139,000 and not greater than $347,000. Upon hire, Mr. Sims was granted stock options to purchase 900,000 shares of the Common Stock of the Company at $5.63 per share, which price was the fair market value on the date of grant and which options vested in three equal increments on the first three anniversaries of the date of the grant. Mr. Sims was also eligible to receive additional stock options annually, based on job performance, to purchase that number of shares of Common Stock equal to not less than three percent of the total number of shares of Common Stock issued by the Company during the most recent fiscal year in private or public offerings or pursuant to conversions of convertible securities issued after commencement of his employment with the Company.
     As noted above, Mr. Sims’ annual base salary for each of 2003 and 2004 was $400,000. His annual base salary was not increased for 2005 due to the financial condition and performance of the Company during 2004. Similarly, the Board did not grant Mr. Sims or any other officer of the Company a discretionary bonus for 2004 performance, although Mr. Sims’ severance payment (discussed below) was made in settlement of all obligations of the Company to Mr. Sims, including his minimum bonus discussed above.
     In March 2004, Mr. Sims was awarded options to purchase 135,000 shares of Common Stock at an exercise price of $5.95, the closing price of the Common Stock on the date of grant. In February 2005, Mr. Sims was awarded options to purchase 142,000 shares of Common Stock at an exercise price of $2.21 per share, the fair market value of the Common Stock on the date of grant. At that time, Mr. Sims had options to purchase an aggregate 1,177,000 shares of Common Stock of the Company.
     Mr. Sims resigned as President, Chief Executive Officer and director of the Company in August 2005. In accordance with his separation agreement with the Company, Mr. Sims agreed to the cancellation of all then-outstanding options and other rights to purchase shares of the Company. In exchange, the Company paid him a lump-sum cash payment of $175,000, issued him 250,000 shares of restricted Common Stock of the Company, and reimbursed him for the purchase of a $2,500 laptop computer and the payment of legal expenses of $3,000.
Tax Considerations
     Section 162(m) of the Code generally disallows a tax deduction to public companies for compensation over $1,000,000 paid to certain employees, generally the Chief Executive Officer and the four other most highly compensated executive officers. Qualifying performance-based compensation will not be subject to the deduction limit if certain requirements are met. In 2005, no compensation paid by the Company was nondeductible as a result of the $1,000,000 limitation. Furthermore, the Committee believes that, given the general range of salaries and bonuses for executive officers of the Company, the $1,000,000 threshold of Section 162(m) will not be reached by any executive officer of the Company in the foreseeable future. Accordingly, the Committee has not formulated a policy to address non-qualifying compensation.

Compensation Committee

J. Michael Lazarus, M.D., Chairman
John O. Marsh, Jr.
Denis M. O’Donnell, M.D.

REPORT OF THE AUDIT COMMITTEE
     The Audit Committee of the Board of Directors is comprised of three members, each of whom is a non-employee director and satisfies all applicable independence requirements, except for Mr. Kelly, who does not satisfy the definition of independent director under the rules and regulations of the National Association of Securities Dealers but is currently serving on the Audit Committee pursuant to the Board’s determination this such service is in the best interests of the Company and its stockholders. The responsibilities and duties of the Audit Committee, summarized below, are more fully set forth in the committee’s charter, a copy of which is available on the Company’s website at www.novavax.com.
     The primary purpose of the Audit Committee is to represent and assist the Board of Directors in fulfilling its responsibilities for oversight of: the Company’s accounting and financial reporting processes; the preparation, presentation and integrity of the financial reports and other financial information provided by the Company to any governmental or regulatory body, the public or other users thereof; the adequacy and efficacy of the Company’s systems of internal accounting, auditing and financial controls; the Company’s compliance with legal and regulatory requirements; the conduct, independence and qualifications of the Company’s independent registered public accounting firm; and the performance of the annual independent audit of the Company’s financial statements. In 2005, the Audit Committee also actively participated in the evaluation of the Company’s internal control over financial accounting and the implementation of the components of the Company’s internal control system. The Audit Committee also played an active role in monitoring, and supporting management in its assessment of the effectiveness of, such system and its components.
     In discharging its oversight role, the Audit Committee is empowered to investigate any matter brought to its attention with full access to all books, records, facilities and personnel of the Company, and to retain outside counsel, auditors and other experts for this purpose. The Board and the Audit Committee are in place to represent the Company’s stockholders. Accordingly, the independent registered public accounting firm is ultimately accountable to the Audit Committee and the Board.
     In keeping with its responsibilities, the Audit Committee has reviewed and discussed the Company’s audited financial statements with management. The Audit Committee has discussed with Ernst & Young LLP, the Company’s independent registered public accounting firm, the matters required to be discussed by Statement of Auditing Standards No. 61, “Communication with Audit Committees” (as currently in effect), which includes, among other items, matters related to the conduct of the audit of the Company’s financial statements. The Audit Committee meets with the independent registered public accounting firm, with and without management present, to discuss the results of its examinations, its evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting. The Audit Committee has also received the written disclosures and the letter from Ernst & Young LLP required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees” (as currently in effect) relating to the firm’s independence from the Company and its related entities, discussed with Ernst & Young LLP its independence from the Company, and considered the compatibility of the firm’s provision of non-audit services with maintaining its independence.
     Based on the review and discussions referred to above, the Audit Committee recommended to the Company’s Board of Directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005. The Audit Committee has not yet selected an independent registered public accounting firm for the current fiscal year ending December 31, 2006 pending final review and assessment of the costs of engagement.

     The Audit Committee pre-approved all audit and permissible non-audit services provided to the Company by the independent registered public accounting firm during 2005. It is the Audit Committee’s policy to pre-approve the audit and permissible non-audit services (both the type and amount) performed by the Company’s independent registered public accounting firm in order to ensure that the provision of such services does not impair such firm’s independence, in appearance or fact.

Audit Committee

Michael A. McManus, Jr., Chairman
Gary C. Evans
Mitchell J. Kelly
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Independent Registered Public Accounting Firm
     A representative of Ernst & Young is expected to be present at the Meeting to respond to appropriate questions and to make a statement if he or she so desires.
Fees
     Audit Fees. The aggregate fees billed by Ernst & Young LLP for each of fiscal years 2005 and 2004 for professional services rendered for the audit of the Company’s annual financial statements and the reviews of the financial statements included in the Company’s Forms 10-Q were approximately $379,000 and $340,000, respectively. These amounts included fees billed for annual financial statement and internal control audits, quarterly reviews, and registration statement filings and consents.
     Audit-Related Fees. The aggregate fees billed by Ernst & Young LLP in each of fiscal years 2005 and 2004 for assurance and related services that were reasonably related to the performance of the independent registered public accounting firm’s audit or review of the Company’s financial statements were approximately $118,000 and $47,000, respectively. The fees incurred during 2005 related to consulting services in connection with financing and strategic transactions and assistance with the Company’s response to the SEC review of the Company’s Form 10-K; the fees incurred during 2004 related to the provision of internal control consulting services and consulting services related to certain transactions with King Pharmaceuticals, Inc. that were consummated in July 2004.
     Tax Fees. The aggregate fees billed by Ernst & Young LLP in each of fiscal years 2005 and 2004 for professional services rendered for tax compliance, tax advice and tax planning for the Company were approximately $0 and $54,000, respectively. These amounts represent those billed for tax return preparation for the Company and its subsidiaries.
     All Other Fees. The aggregate fees billed by Ernst & Young LLP in each of fiscal years 2005 and 2004 for products and services provided other than those otherwise described above were approximately $1,500 and $0, respectively.
Pre-Approval Policies
     As contemplated by applicable law and as provided by the Audit Committee’s charter, the Audit Committee is responsible for the appointment, compensation, retention and oversight of the work of the Company’s independent registered public accounting firm. In connection with such responsibilities, the Audit Committee is required, and it is the Audit Committee’s policy, to pre-approve the audit and permissible non-audit services (both the type and amount) performed by the Company’s independent registered public accounting firm in order to ensure that the provision of such services does not impair the firm’s independence, in appearance or fact.

     Under the policy, unless a type of service to be provided by the independent registered public accounting firm has received general pre-approval (which services are detailed in an appendix to the policy and periodically reassessed), it will require separate pre-approval by the Audit Committee. If fees for a proposed service of a type that has been pre-approved approach or exceed pre-determined fee triggers, the Audit Committee and the independent registered public accounting firm must confer and the Audit Committee must grant its approval before further work may be performed.
     For audit services (including the annual financial statement audit, required quarterly statement reviews, subsidiary audits, and other procedures required to be performed by the independent registered public accounting firm to be able to form an opinion on the Company’s consolidated financial statements), the independent registered public accounting firm must provide to the Audit Committee in advance an engagement letter, outlining the scope of audit services proposed to be performed with respect to the audit for that fiscal year and associated fees. If agreed to by the Audit Committee, the engagement letter is formally accepted by the committee at its next regularly scheduled meeting.
     All permissible non-audit services not specifically approved in advance must be separately pre-approved by the Audit Committee, as noted above. Requests or applications to provide services must be in writing and include a description of the proposed services, the anticipated costs and fees, and the business reasons for engaging the independent registered public accounting firm to perform the services. The request must also include a statement as to whether the request or application is consistent with the SEC’s rules on registered public accounting firm independence.
     To ensure prompt handling of unexpected matters, the Audit Committee has delegated authority to pre-approve audit and permissible non-audit services between regularly scheduled meetings of the committee to its Chairman, who is responsible for reporting any pre-approval decisions to the Audit Committee at its next scheduled meeting. The Audit Committee has not and will not delegate to management of the Company the Audit Committee’s responsibilities to pre-approve services performed by the independent registered public accounting firm.
     The Audit Committee pre-approved all audit and permissible non-audit services provided to the Company by the independent registered public accounting firm during 2005.

BENEFICIAL OWNERSHIP OF COMMON STOCK
     The following table sets forth information as of March 10, 2006 with respect to the beneficial ownership of shares of Common Stock by (i) each person (including any group) known to the Company to beneficially own more than 5% of the outstanding shares of Common Stock, (ii) the directors of the Company and nominees, (iii) the Named Executive Officers of the Company as identified in the “Summary Compensation Table” below, and (iv) all current directors and executive officers of the Company as a group.

	Shares of		Percent
	Common Stock		of Class
Beneficial Owner	Beneficially Owned (1)		Outstanding

OppenheimerFunds, Inc.	6,028,203	(2)	11.4%
Two World Financial Center
225 Liberty Street, 11th Floor
New York, NY 10281-1008

Gary C. Evans	990,800	(3)	1.9%

Mitchell J. Kelly	380,500	(4)	*

J. Michael Lazarus, M.D.	124,427	(5)	*

John O. Marsh, Jr.	243,500	(6)	*

Michael A. McManus, Jr.	177,500	(7)	*

Denis M. O’Donnell, M.D.	575,964	(8)	1.1%

Rahul Singhvi	533,118	(9)	1.0%

James B. Tananbaum, M.D.	3,116,637	(10)	5.7%

Nelson M. Sims	275,000	(11)	*

Raymond J. Hage, Jr.	223,369	(12)	*

Dennis W. Genge	318,519	(13)	*

All current directors and executive officers as a group (9 persons)	3,567,697	(14)(15)	6.5%

*	Less than 1% of the Common Stock outstanding.

(1)	Unless otherwise indicated, each of the persons named in the table has sole voting and investment power with respect to the shares set forth opposite such person’s name. With respect to each person or group, percentages are calculated based on the number of shares beneficially owned, including shares that may be acquired by such person or group within 60 days of March 10, 2006 upon the exercise of stock options, warrants or other purchase rights, but not the exercise of options, warrants or other purchase rights held by any other person. The address of each director, nominee and Named Executive Officer of the Company is c/o Novavax, Inc., 508 Lapp Road, Malvern, Pennsylvania 19355.

(2)	As reported by OppenheimerFunds, Inc. (“Oppenheimer”) on Schedule 13G as filed on January 9, 2006. Oppenheimer disclaims beneficial ownership of such shares pursuant to Rule 13d-4 of the Exchange Act.

6,009,083 shares owned jointly with Oppenheimer Global Opportunities Fund (the “Fund”). The address of the Fund is 6803 S. Tucson Way, Centennial, CO 80112.

(3)	Includes 252,500 shares issuable upon the exercise of options. Also includes 12,500 shares owned of record by Mr. Evans as trustee of the Evans 1997 Trust. Mr. Evans disclaims control or beneficial ownership of the shares held by the Evans 1997 Trust.

(4)	Includes 285,000 shares issuable upon the exercise of options. Also includes 500 shares beneficially owned by Anaconda Opportunity Fund, L.P., of which Mr. Kelly is the general partner of the general partner.

(5)	Includes 102,500 shares issuable upon the exercise of options.

(6)	Includes 207,500 shares issuable upon the exercise of options.

(7)	Includes 117,500 shares issuable upon the exercise of options.

(8)	Includes 354,469 shares issuable upon the exercise of options and 2,000 shares owned of record by Dr. O’Donnell as custodian for the benefit of his minor children.

(9)	Includes 323,334 shares issuable upon the exercise of options and 208,784 shares of restricted stock, of which only 11,262 shares are fully vested.

(10)	Consists of shares owned by Prospect Venture Partners III, L.P., of which Dr. Tananbaum is Managing Member of the general partner. Dr. Tananbaum disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein.

(11)	Mr. Sims resigned as Chief Executive Officer, President and a director of the Company in August 2005.

(12)	Includes 109,335 shares issuable upon the exercise of options and 108,784 shares of restricted stock, of which only 11,262 shares are fully vested.

(13)	Includes 253,335 shares issuable upon the exercise of options and 58,784 shares of restricted stock, of which only 36,262 shares are fully vested.

(14)	Includes 2,005,473 shares issuable upon the exercise of options.

(15)	Includes 317,566 shares of unvested restricted stock.

EXECUTIVE COMPENSATION
Summary of Compensation
     The following table sets forth the cash and non-cash compensation earned by or awarded or paid to, during each of the last three fiscal years, (i) each of the individuals who served as the Company’s Chief Executive Officer during the last completed fiscal year, (ii) the two other most highly compensated individuals who were serving as executive officers of the Company at the end of the last completed fiscal year and who received compensation in excess of $100,000 during 2005 for services provided to the Company, and (iii) one additional officer who was no longer serving as an executive officer as of the end of 2005 (collectively, the “Named Executive Officers”).
SUMMARY COMPENSATION TABLE

				Long Term Compensation
	Annual
	Compensation			Awards (1)
						Securities
				Restricted Stock		Underlying	All Other
Name and Principal Position	Year	Salary ($)	Bonus($)	Awards ($)		Options (#)	Compensation (2)($)

Rahul Singhvi (3)	2005	245,848	180,000	142,500	(4)	775,000	25,984
President and Chief	2004	147,830	—	—		85,000	1,727
Executive Officer	2003	—	—	—		—	—

Nelson M. Sims (5)	2005	241,681	—	215,000		142,000	212,093
Former President and	2004	400,004	—	—		135,000	41,222
Chief Executive Officer	2003	157,692	—	—		900,000	—

Raymond J. Hage, Jr (6)	2005	195,000	58,500	105,500	(7)	260,000	2,715
Senior Vice President and	2004	188,670	—	—		75,000	2,213
Chief Operating Officer	2003	—	—	—		—	—

Dennis W. Genge	2005	181,043	47,000	50,000	(8)	60,000	5,276
Vice President, Treasurer	2004	178,689	—	—		50,000	21,885
and Chief Financial Officer	2003	171,600	75,210	—		50,000	2,873

Denis M. O’Donnell, M.D. (9)	2005	63,462	—	37,000		15,000	166
Former Chairman of the	2004	125,003	—	—		75,000	741
Board of Directors	2003	125,000	—	—		75,000	414

(1)	Prior to 2005, Novavax did not have a long-term compensation program that included long-term incentive payouts, restricted stock awards, stock appreciation rights or other forms of long-term compensation. The numbers presented for fiscal years prior to 2005 represent the number of shares that may be acquired pursuant to options granted in the particular year. For more information on option grants, see “Stock Options” in the next section.

(2)	The amounts shown in this column include but are not limited to (a) reimbursed relocation expenses, (b) Company contributions to its 401(k) plan, (c) premiums paid for long-term disability insurance, (d) premiums paid for group term insurance, (e) premiums paid for supplemental life insurance, (f) loan forgiveness amounts and (g) severance payments. Specifically, the amount paid for relocation expenses in 2005 was $1,500 for Mr. Genge. The Company’s contributions to its 401(k) plan for 2005 were $3,026, $3,500, $2,138 and $2,716 for Dr. Singhvi, Mr. Sims, Mr. Hage and Mr. Genge; the Company does not make contributions on behalf of Dr. O’Donnell. Premiums paid for disability insurance in 2005 were $199 for each of Dr. Singhvi, Mr. Hage and Mr. Genge, $259 for Mr. Sims and $166 for Dr. O’Donnell. Premiums paid for general term life insurance for 2005 were $420, $378 and $861 for Dr. Singhvi, Mr. Hage and Mr. Genge. Premiums paid for supplemental life insurance policies in 2005 were $33,334 for Mr. Sims. Dr. Singhvi’s amount includes $22,338 for educational assistance loan forgiveness. Mr. Sims’ amount includes a $175,000 severance payment.

(3)	Dr. Singhvi was elected President and Chief Executive Officer in August 2005. Dr. Singhvi served as Senior Vice President and Chief Operating Officer of the Company from April 2005 to August 2005, and as Vice President – Pharmaceutical Development and Manufacturing Operations from April 2004 to April 2005.

(4)	This amount represents two awards of restricted stock: (i) an award under the 2005 Plan valued at $50,000, which award was made through the grant of 33,784 shares on May 4, 2005 at $1.48 per share, the closing price of the Company’s Common Stock on the NASDAQ National Market on the date of grant, and (ii) an award under the 2005 Plan of 125,000 shares of restricted stock on August 10, 2005, which award was valued at $92,500 on the date of grant based on the closing price of the Company’s Common Stock on the NASDAQ National Market as of the date of grant of $.74 per share. The year-end values of such awards were $130,068 and $481,250, respectively (or $611,318 in the aggregate), based on the closing price of the Company’s Common Stock on the NASDAQ National Market at the end of 2005 of $3.85 per share. Each award vests as to one-third of the shares underlying such award on each of the first three anniversaries of the date of grant.

(5)	Mr. Sims was elected President and Chief Executive Officer in August 2003 and resigned from those positions and as a director of the Company in August 2005. In connection with his resignation, all 1,177,000 options previously granted to Mr. Sims were cancelled, and Mr. Sims was awarded 250,000 shares of restricted Common Stock and paid a lump-sum cash payment of $175,000. Mr. Sims also received a $2,500 laptop allowance and $3,000 for legal expenses.

(6)	Mr. Hage was elected Senior Vice President and Chief Operating Officer in August 2005. Mr. Hage served as Vice President – Marketing and Corporate Development from January 2004 to August 2005.

(7)	This amount represents two awards of restricted stock: (i) an award under the 2005 Plan valued at $50,000, which award was made through the grant of 33,784 shares on May 4, 2005 at $1.48 per share, the closing price of the Company’s Common Stock on the NASDAQ National Market on the date of grant, and (ii) an award under the 2005 Plan of 75,000 shares of restricted stock on August 10, 2005, which award was valued at $55,500 on the date of grant based on the closing price of the Company’s Common Stock on the NASDAQ National Market as of the date of grant of $.74 per share. The year-end values of such awards were $130,068 and $288,750, respectively (or $418,818 in the aggregate), based on the closing price of the Company’s Common Stock on the NASDAQ National Market at the end of 2005 of $3.85 per share. Each award vests as to one-third of the shares underlying such award on each of the three anniversaries of the date of grant.

(8)	This amount represents an award of restricted stock under the 2005 Plan valued at $50,000, which award was made through the grant of 33,784 shares on May 4, 2005 at $1.48 per share, the closing price of the Company’s Common Stock on the NASDAQ National Market on the date of grant. The year-end value of such award was $130,068, based on the closing price of the Company’s Common Stock on the NASDAQ National Market at the end of 2005 of $3.85 per share. Such award vests as to one-third of the shares underlying such award on each of the three anniversaries of the date of grant.

(9)	Dr. O’Donnell resigned as Chairman of the Board of Directors in April 2005. In August 2005, the Company granted Dr. O’Donnell an award of 50,000 shares of Common Stock in connection with his separation from the Company as an employee. He agreed to pledge such shares to the broker of his margin account to secure a debt guaranteed by the Company on his behalf. See “Certain Relationships and Related Transactions” for more information.
Stock Options
     The following tables summarize option grants and exercises during 2005 to or by the Named Executive Officers, and the value of the options held by such persons at the end of 2005. No stock appreciation rights were granted or exercised during 2005. All options listed below were granted at an exercise price equal to the fair market value of the Common Stock on the date of grant.

Option Grants in Last Fiscal Year

			Individual Grants
						Potential Realizable Value at
						Assumed Annual Rates of
	Number of		Percent of			Stock Price Appreciation for
	Securities		Total Options			Option Term (7)
	Underlying		Granted to	Exercise or
	Options		Employees in	Base Price	Expiration
Name	Granted (#)		2005 (1)	($/Share)	Date	5%	10%

Rahul Singhvi	45,000	(2)	1.7%	$2.21	2/24/15	$62,544	$158,498
	50,000	(2)	1.9%	$1.41	3/31/15	$44,337	$112,359
	30,000	(3)	1.1%	$1.48	5/4/15	$27,923	$70,762
	150,000	(3)	5.6%	$0.74	8/10/15	$69,807	$176,905
	500,000	(4)	18.7%	$1.34	8/26/15	$421,359	$1,067,807

Nelson M. Sims	142,000	(2)(5)	5.3%	$2.21	2/24/15	—	—

Raymond J. Hage, Jr.	45,000	(2)	1.7%	$2.21	2/24/15	$62,544	$158,498
	25,000	(3)	0.9%	$1.48	5/4/15	$18,615	$47,175
	100,000	(3)	3.7%	$0.74	8/10/15	$46,538	$117,937
	90,000	(4)	3.4%	$1.34	8/26/15	$75,845	$192,205

Dennis W. Genge	25,000	(2)	0.9%	$2.21	2/24/15	$34,746	$88,054
	10,000	(3)	0.4%	$2.09	3/14/15	$13,144	$33,309
	25,000	(3)	0.9%	$1.48	5/4/15	$23,269	$58,968

Denis M. O’Donnell, M.D.	15,000	(6)	0.6%	$1.48	5/4/15	$13,961	$35,381

(1)	A total of 2,679,000 options were granted to all employees, including executive officers, in 2005.

(2)	These options were awarded under the 1995 Plan and vest in three equal increments on the first three anniversaries of the date of the grant.

(3)	These options were awarded under the 2005 Plan and vest in three equal increments on the first three anniversaries of the date of the grant.

(4)	These options were awarded under the 2005 Plan and vest (i) with respect to 1/5 of the shares, when the market capitalization of the Company exceeds $150 million, (ii) with respect to 1/5 of the shares, when the market capitalization of the Company exceeds $250 million, (iii) with respect to 1/5 of the shares, when the market capitalization of the Company exceeds $350 million, (iv) with respect to 1/5 of the shares, when the $35 million principal amount of convertible notes made by the Company in favor of certain institutional investors are redeemed or repaid in full, and (v) with respect to 1/5 of the shares, when a change of control occurs.

(5)	Mr. Sims resigned as President, Chief Executive Officer and as a director of the Company in August 2005. In connection with his resignation, all options previously granted to Mr. Sims were cancelled.

(6)	Options were granted to Dr. O’Donnell in his capacity as a director of the Company. Such options were granted under the 2005 Plan and fully vested on November 4, 2005, the six-month anniversary of their date of grant.

(7)	Amounts represent hypothetical gains (net of exercise price) that could be achieved for the respective options if exercised at the end of the option term. These gains are based on assumed rates of stock price appreciation of 5% and 10% compounded annually from the date the respective options were granted.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

			Number of Securities Underlying		Value of Unexercised
			Unexercised Options at		In-The-Money Options at
			Fiscal Year-End (#)(1)		Fiscal Year-End ($)(1)
	Shares
	Acquired on	Value
Name	Exercise (#)	Realized ($)	Exercisable	Unexercisable	Exercisable	Unexercisable
Rahul Singhvi	0	0	128,334	731,666	251,000	1,663,600
Nelson M. Sims	0	0	0	0	0	0
Raymond J. Hage, Jr.	0	0	43,001	291,999	45,180	624,770
Dennis W. Genge	0	0	200,000	110,000	0	117,850
Denis M. O’Donnell, M.D.	0	0	304,469	75,000	35,550	0

(1)	Value based on the closing price of the Company’s Common Stock on the NASDAQ National Market at the end of 2005 ($3.85 per share on December 30, 2005), minus the exercise price.
Employment Contracts and Change of Control Provisions
     Rahul Singhvi
     The Company entered into an employment agreement with Dr. Singhvi in November 2005 pursuant to which he receives an initial base salary of $300,000, commencing November 1, 2005, and subject to annual performance reviews. In addition, he is entitled to receive a performance and incentive bonus in respect of his employment with the Company each year, payable the following year, in an amount to be determined by the Board, or any committee thereof authorized to make such determination, to be appropriate based on Dr. Singhvi’s and the Company’s achievement of certain specified goals, with a maximum bonus of 60% of his salary during 2005 and 100% of salary during 2006. The bonus is to be paid partly in cash and partly in shares of restricted stock in the discretion of the Board. Dr. Singhvi is also entitled to additional stock awards based upon performance and subject to the Board’s approval, reimbursement of reasonable expenses incurred by him in connection with the performance of his duties, and to participate in the Company’s Change of Control Severance Benefit Plan (discussed below).
     Dr. Singhvi has agreed to maintain the confidentiality of the Company’s proprietary information, and that all work product discovered or developed by him in the course of his employment belongs to the Company. In addition, he has agreed not to compete with the Company, directly or indirectly, within the United States or interfere with or solicit the Company’s contractual relationships, in each case during the term of his employment and for a period of one year following the termination of his employment.
     In the event of a termination without cause (as defined in the employment agreement) or Dr. Singhvi’s termination of his employment for good reason (as defined in the employment agreement), Dr. Singhvi is entitled to a lump-sum cash payment in an amount equal to 12 months of his then-effective salary.
     Nelson Sims
     The Company entered into an employment agreement with Mr. Sims in August 2003 pursuant to which he received an initial base salary of $400,000, subject to merit-based increases commencing January 1, 2005. In addition, he was entitled to receive a performance and incentive bonus in respect of his employment with the Company through December 31, 2004, payable on or before March 31, 2005, in an amount to be determined by the Board (or any committee thereof authorized to make such determination). Such bonus was to be based on Mr. Sims’ achievement of certain specified goals, in an amount at least $139,000 and not greater than $347,000. The company’s obligation to pay such bonus was satisfied by the $175,000 severance payment discussed below. Thereafter, he was entitled to receive an annual performance bonus in such amount as was deemed appropriate, with an annual target performance bonus of $250,000 beginning January 1, 2005. In addition to his cash compensation, upon his hiring in August 2003 Mr. Sims received stock options, with a term of ten years, to purchase 900,000 shares of the Common Stock of the Company at $5.63 per share, the closing price on the date of grant. The options vested one-third on each of the first three anniversaries of their date of grant. Mr. Sims was also eligible to receive additional stock options annually, based on job performance, to purchase that number of shares of Common Stock equal to not less than three percent of the total number of shares of Common Stock issued by the Company during the most recent fiscal year in private or public offerings or pursuant to conversions of convertible securities issued after commencement of his employment with the Company. Mr. Sims was also entitled to reimbursement for certain expenses, including relocation expenses up to $20,000, and benefits that were to include the purchase of a long-term disability insurance policy and contributions of up to $33,334 per year for each of his first three years of employment towards the purchase of a whole life insurance policy.
     Mr. Sims agreed to maintain the confidentiality of the Company’s proprietary information, and all that work product discovered or developed by him in the course of his employment belongs to the Company. In addition, he agreed not to compete with the Company, directly or indirectly, within the United States or interfere with or solicit the Company’s contractual relationships for a period of one year following the termination of his employment. In the event of a termination without cause or Mr. Sims’ termination of his employment for good reason, the employment agreement provided that Mr. Sims would be entitled to a lump-sum cash payment in an amount equal to six months of his then-effective salary plus the payment of an amount equal to his salary in effect at the time of termination for a period of 12 months thereafter. In the event of a change of control, Mr. Sims’ employment agreement provided that he would be entitled to a lump-sum cash payment in an amount equal to 24 months of his then-effective salary plus two times the then-applicable target bonus, which bonus was not to be less than $250,000.
     Mr. Sims resigned as President and Chief Executive Officer and as a director of the Company in August 2005. At that time, Mr. Sims and the Company entered into a separation agreement, pursuant to which Mr. Sims agreed to the cancellation of his employment agreement (except as otherwise provided) and all then-outstanding options and other rights to purchase shares of the Company. In exchange, the Company paid him a lump-sum cash payment of $175,000, issued him 250,000 shares of restricted Common Stock of the Company, and reimbursed him for the purchase of a $2,500 laptop computer and the payment of legal expenses of $3,000. The separation agreement also specified that all provisions of the original employment agreement relating to all business being the property of the Company, assignment of intellectual property, confidentiality, non-solicitation and non-competition would survive Mr. Sims’ resignation.
     Raymond J. Hage, Jr.
     The Company entered into an employment agreement with Mr. Hage in November 2005 pursuant to which he receives an annual base salary of $220,000, subject to review by the Chief Executive Officer of the Company and the Board when compensation is reviewed after the completion of the audit with respect to 2005, and each year thereafter. In addition, he is entitled to receive a performance and incentive bonus in respect of his employment with the Company each year, payable the following year, in an amount to be determined by the President and Chief Executive Officer and Board (or any committee thereof authorized to make such determination) to be appropriate based on Mr. Hage’s and the Company’s achievement of certain specified goals, with a maximum bonus of 40% of his salary during the year to which the bonus relates. The bonus is to be paid partly in cash and partly in shares of restricted Common Stock in the discretion of the Board. Mr. Hage is also eligible to receive additional stock awards based upon performance and subject to approval of the President and Chief Executive Officer and the Board and is entitled to reimbursement of reasonable expenses incurred by him in connection with the performance of his duties, and to participate in the Company’s Change of Control Severance Benefit Plan.
     Mr. Hage has agreed to maintain the confidentiality of the Company’s proprietary information, and that all work product discovered or developed by him in the course of his employment belongs to the Company. In addition, he has agreed not to compete with the Company, directly or indirectly, within the United States or interfere with or solicit the Company’s contractual relationships, in each case during the term of his employment and for a period of six months following the termination of his employment.
     In the event of a termination without cause (as defined in the employment agreement) or Mr. Hage’s termination of his employment for good reason (as defined in the employment agreement), Mr. Hage is entitled to a lump-sum cash payment in an amount equal to six months of his then-effective salary.

     Dennis W. Genge
     The Company entered into an employment agreement with Mr. Genge in 2001 pursuant to which he originally received a base salary of $165,000 during the period of his employment with the Company, subject to annual review by the Board. In addition, the agreement provided that Mr. Genge would be entitled to participate in the Company’s bonus program, if any. He agreed to maintain the confidentiality of the Company’s proprietary information, and that all work product discovered or developed by him in the course of his employment belongs to the Company. In addition, Mr. Genge agreed not to compete with the Company within the United States or interfere with or solicit the Company’s contractual relationships for a period of one year following the termination of his employment.
     In the event of a termination without cause or Mr. Genge’s termination of his employment for good reason, the Company agreed, in addition to any unpaid bonus with respect to the prior year and any accrued vacation pay, to pay Mr. Genge severance in an amount equal to one year’s salary, plus a pro-rated performance bonus based upon the amount of Mr. Genge’s bonus in the previous year.
     Change of Control Severance Benefit Plan
     On August 10, 2005, the Board of Directors adopted a Change of Control Severance Benefit Plan (the “Severance Plan”). The purpose of the Severance Plan is to provide severance pay and benefits to a select group of employees who terminate their employment with the Company following a change in control event, to provide such employees with an incentive to remain with the Company and consummate a strategic corporate sale or transaction that maximizes shareholder value.
     Severance pay and benefits are triggered under the Severance Plan upon the involuntary termination of a participant’s employment for a reason other than “cause” or a participant’s voluntary resignation as a result of a “constructive termination,” within 24 months (in the case of the President and Chief Executive Officer) or 12 months (in the case of other participating employees) of a “change in control”, as each such term is defined in the Severance Plan.
     In the event that pay and benefits are triggered, the President and Chief Executive Officer is entitled, among other things, to receive severance pay in an amount equal to 24 months’ base salary, payable in a lump-sum cash payment; the payment of premiums for health, dental and vision coverage under Company plans for a period of 24 months; a bonus of 100% of such executive’s target annual bonus award; and the vesting of all unvested stock option grants, exercisable within one year.
     Participating employees other than the President and Chief Executive Officer are entitled, among other things, to receive severance pay in an amount equal to 12 months’ base salary, payable in a lump-sum cash payment; the payment of premiums for health, dental and vision coverage under Company plans for a period of 12 months; a bonus of 100% of such executive’s target annual bonus award; and the vesting of all unvested stock option grants, exercisable within one year.
     Participants in the Severance Plan are recommended by the President and Chief Executive Officer and approved by the Board of Directors. Selected participants with existing severance agreements will be given the choice to elect coverage under the Severance Plan or under their existing agreements, whichever is more favorable. Current participants in the Severance Plan include Dr. Singhvi, Mr. Hage and Mr. Genge.

Comparative Stock Performance
     The graph below compares the cumulative total stockholder return on the Common Stock of the Company for the last five fiscal years with the cumulative total return on the NASDAQ Stock Market (U.S. and Foreign) Index and the NASDAQ Pharmaceutical Index (which includes Novavax) over the same period, assuming the investment of $100 in the Company’s Common Stock, the NASDAQ Stock Market (U.S. and Foreign) Index and the NASDAQ Pharmaceutical Index on December 31, 2000, and reinvestment of all dividends.

	12/31/00	12/31/01	12/31/02	12/31/03	12/31/04	12/31/05
Novavax, Inc.	$100.00	$165.88	$30.59	$70.59	$38.35	$45.29
NASDAQ Stock Market (U.S. and Foreign) Index	$100.00	$83.93	$63.03	$84.88	$87.28	$104.53
NASDAQ Pharmaceutical Index	$100.00	$85.35	$53.53	$77.72	$84.27	$92.80
This section is not “soliciting material,” is not deemed “filed” with the Securities and Exchange Commission and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

ADDITIONAL INFORMATION
Transaction of Other Business
     The Board of Directors knows of no other business that will be presented for consideration at the Meeting other than the Proposal described above. If any other business should come before the Meeting, however, it is the intention of the persons named in the enclosed proxy to vote, or otherwise act, in accordance with their best judgment on such matters.
Solicitations
     The Company will bear the cost of soliciting proxies. In addition to solicitations by mail, the Company’s directors, officers and regular employees may, without additional remuneration, solicit proxies by telephone, telegraph, facsimile and personal interviews. The Company may also engage the services of a proxy solicitation firm in conjunction with the Meeting, in which event such firm may solicit your proxy, in person or by telephone, mail, facsimile or other communication, and will be paid by the Company a fee and reimbursed its reasonable expenses for such services. The Company will also request brokerage houses, custodians, nominees and fiduciaries to forward copies of the proxy materials to those persons for whom they hold shares and request instructions for voting the proxies. The Company will reimburse such brokerage houses and other persons for their reasonable expenses in connection with this distribution.
Stockholder Proposals for 2007 Annual Meeting
     Proposals of stockholders for inclusion in the Proxy Statement and form of proxy for the 2007 Annual Meeting of Stockholders must be submitted to the Secretary of the Company in writing and be received by the Company at its principal executive offices no later than November 23, 2006. Stockholder proposals for consideration at the meeting but not inclusion in the Proxy Statement will be considered untimely if the Company is not provided written notice in accordance with the advance notice provisions set forth in the Company’s By-laws. The By-laws state that in order to be timely, a stockholder’s notice must be delivered or mailed by first class U.S. mail, postage prepaid, and received at the Company’s principal executive office no less than 60 days and no more than 90 days prior to the date of the meeting. However, if less than 70 days’ prior notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice will be considered timely if it is received no later than the close of business on the 10th day following the date on which such notice was mailed or public disclosure was made of the meeting date (whichever occurred first). In order to curtail controversy as to the date on which the Company received a proposal, it is suggested that proponents submit their proposals by certified mail, return receipt requested.
     In addition to being timely, a stockholder’s notice to the Secretary must set forth as to each matter the stockholder proposes to bring before the annual meeting:
•	a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the annual meeting,

•	the name and address, as they appear on the Company’s books, of the stockholder proposing such business,

•	the number of shares of the Company which are beneficially owned by the stockholder, and

•	any material interest of the stockholder in such proposal.
     Please note, however, that if the stockholder’s business relates to the election of directors of the Company, the procedures described under the caption “Nomination Procedures” herein relating to director nominations must be followed instead.
Annual Report on Form 10-K
     The Company will provide, upon written request and without charge to each stockholder entitled to a vote at the Meeting, a copy of the Company’s Annual Report on Form 10-K as filed with the Securities and Exchange Commission for the fiscal year ended December 31, 2005. A request for copies of such report should be addressed to the Company at 508 Lapp Road, Malvern, Pennsylvania 19355 or by requesting a copy on our website at www.novavax.com.
*   *   *
THE BOARD OF DIRECTORS HOPES THAT STOCKHOLDERS WILL ATTEND THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND, YOU ARE URGED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE, OR VOTE VIA THE INTERNET OR TELEPHONE AS DESCRIBED THEREIN. YOUR PROMPT RESPONSE WILL GREATLY FACILITATE ARRANGEMENTS FOR THE MEETING AND YOUR COOPERATION IS APPRECIATED. STOCKHOLDERS WHO ATTEND THE MEETING MAY VOTE THEIR STOCK PERSONALLY EVEN THOUGH THEY HAVE SENT IN THEIR PROXIES.

By Order of the Board of Directors

David A. White, Secretary
March 23, 2006

MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6	000000000.000 ext 000000000.000 ext 000000000.000 ext 000000000.000 ext 000000000.000 ext 000000000.000 ext 000000000.000 ext

	☐	Mark this box with an X if you have made changes to your name or address details above.

Annual Meeting Proxy Card	C0123456789	12345

A	Election of Director	PLEASE REFER TO THE REVERSE SIDE FOR TELEPHONE AND INTERNET VOTING INSTRUCTIONS.

1.	To elect three directors as Class II Directors to serve on the Board of Directors for a three year term expiring at the 2009 Annual Meeting of Stockholders.

01 - Gary C. Evans, 02 - John O. Marsh,Jr., 03 - James B. Tananbaum, M.D.

☐	To Vote FOR All Nominees	☐	To WITHHOLD Vote From All Nominees

☐	For All Except -	To withhold a vote for a specific nominee, mark this box with an X and the appropriately numbered box at the right.	01 - ☐ 02 - ☐ 03 - ☐
2.	To transact such other business as may properly come before the Meeting or any adjournment thereof.

☐	Mark this box with an X if you plan to attend the Annual Meeting.

☐	Mark this box with an X if you have made comments below.

B	Authorized Signatures - Sign Here - This section must be completed for your instructions to be executed.
Please date and sign this Proxy and return it promptly, whether or not you expect to attend the meeting. You may nevertheless vote in person if you do attend. If you plan to attend, please mark the box above. Please sign exactly as your name is printed hereon. When signing as attorney-in-fact, executor, administrator, trustee or guardian, please give full title as such. If stock is held in joint names, all named stockholders should sign.

Signature 1 - Please keep signature within the box	Signature 2 - Please keep signature within the box	Date (mm/dd/yyyy)
/ /

■	0 0 7 8 0 5 1	1 U P X	C O Y

PROXY — NOVAVAX, INC.

Annual Meeting of Stockholders
April 26, 2006
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS
The undersigned stockholder of Novavax, Inc. hereby appoints Rahul Singhvi, Dennis W. Genge and David A. White and each of them, attorneys, agents and proxies, with the power of substitution to each, to vote all shares of Common Stock that the undersigned is entitled to vote at the Annual Meeting of Stockholders of Novavax, Inc., to be held at The Army and Navy Club, 901 17th Street, N.W., Washington, D.C. 20006 on Wednesday April 26, 2006 at 10:00 a.m., local time, and at any adjournments thereof.
The shares represented by this proxy will be voted as directed by the undersigned. IF NO CONTRARY INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED FOR (1) THE ELECTION OF THE NOMINEES NAMED IN THIS PROXY FOR CLASS II DIRECTORS, AND (2) IN THE DISCRETION OF THE PROXYHOLDER AS TO ANY OTHER MATTERS WHICH MAY PROPERLY COME BEFORE THE MEETING.
Telephone and Internet Voting Instructions
You can vote by telephone OR Internet! Available 24 hours a day 7 days a week!
Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

•	Call toll free 1-800-652-VOTE (8683) in the United States or Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.	•	Go to the following web site: WWW.COMPUTERSHARE.COM/US/PROXY

•	Follow the simple instructions provided by the recorded message.	•	Enter the information required on your computer screen and follow the simple instructions.
If you vote by telephone or the Internet, please DO NOT mail back this proxy card.
Proxies submitted by telephone or the Internet must be received by 1:00 a.m., Central Time, on April 26, 2006.
THANK YOU FOR VOTING